UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

Luxfer Holdings PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 16, 2026, Luxfer Holdings PLC (“Luxfer”) issued the below communication to Luxfer Share Incentive Plan participants in connection with the proposed transaction with Wynnchurch Capital.

This letter is important and explains the impact of the Transaction on your SIP Shares. Please read this letter carefully.

The contents of this letter are not to be construed as legal, financial or tax advice. If you are in doubt about the contents of this letter, or the action you should take, you are recommended to seek your own independent financial advice immediately from a stockbroker, bank manager, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 (as amended from time to time), if you are in the United Kingdom, or from another appropriately authorised independent financial adviser if you are in a territory outside the United Kingdom.

THIS DOCUMENT SHOULD BE READ IN CONJUNCTION WITH THE SCHEME DOCUMENT REFERRED TO HEREIN

16 October 2026

Double Eagle Acquisition Buyer, Inc

Dear SIP Participant

Recommended cash acquisition of Luxfer Holdings PLC: the impact on your SIP Shares under the Luxfer Share Incentive Plan (SIP)

On 26 July 2026, Luxfer Holdings PLC (Luxfer) entered into an agreement with Double Eagle Acquisition Buyer, Inc (the Buyer) pursuant to which the Buyer will acquire the entire issued and to be issued share capital of Luxfer by way of a scheme of arrangement (the Transaction).

1	Why are we writing to you?

1.1	We are writing to you to explain (i) the effect of the Transaction on your SIP Shares, (ii) your rights in relation to those SIP Shares, (iii) the suspension of the monthly contributions and the early termination of the current six-monthly accumulation period currently in effect and originally due to end on 25 November 2026 (the Current Accumulation Period); and (iv) the termination of the SIP.

1.2	Please read everything in this letter and the appendices carefully. Their contents are very important. You will find a list of definitions used in this letter set out in Appendix 1.

1.3	In summary:

1.3.1	as you own Luxfer Shares through the SIP, you have the opportunity, if you wish, to vote for or against the Transaction. As the SIP Shares are held on your behalf by the SIP Trustee, to do this you need to instruct the SIP Trustee which way to vote. A separate email invitation explaining how and the terms upon which you can instruct the SIP Trustee to vote on the Transaction and the deadline to do so has been sent to you;

1.3.2	if the Transaction proceeds, all SIP Shares held in the SIP Trust at the Scheme Record Time will be acquired by the Buyer for $17.37 in cash for each Luxfer Share; and

you will receive your sale proceeds in cash. Your proceeds will be sent by the SIP Trustee as soon as practicable following the completion of the Transaction. The proceeds will be sent to your bank account details held within www.equateplus.com. Please ensure your bank account details are up to date or add them if they are missing.

If you would like to instruct the SIP Trustee to vote in respect of your SIP Shares, you will receive separate communication with instructions on how to do this.

No other action is required to be taken by you as a result of this letter (other than ensuring that your bank account details held within EquatePlus are up to date).

2	The Transaction

2.1	The Transaction will result in Luxfer and its subsidiaries becoming wholly-owned subsidiaries of the Buyer.

The Transaction will take place through what is called a “scheme of arrangement” (the Scheme). This is a procedure that is subject to approval by Luxfer Shareholders and the Court. This means that in order for the Transaction to complete, the Scheme needs to be approved by Luxfer Shareholders at two separate meetings, both of which will be held on 4 November 2026.

2.1.1	the “Scheme Meeting” is a meeting of the "Scheme Shareholders" (as defined in the Scheme Document) convened with the permission of the Court; and

2.1.2	the “General Meeting” is a meeting to approve:

(a)	a special resolution to (i) authorise the Luxfer Directors to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect and (ii) amend the articles of association of Luxfer by the adoption and inclusion of a new article; and

(b)	an ordinary resolution to approve, on a non-binding, advisory basis, the golden parachute compensation that may become payable to certain Luxfer executive officers in connection with the completion of the Transaction, as disclosed in the Scheme Document.

2.2	Further information about the Scheme is set out in the Scheme Document dated 17 September 2026 sent to Luxfer Shareholders, a copy of which is available on Luxfer's website at https://www.luxfer.com/investors/. The notices of the Scheme Meeting and General Meeting, which contain full details of the resolutions to be proposed at the Scheme Meeting and the General Meeting, are also contained in the Scheme Document.

3	What are the terms of the Transaction?

The terms of the Transaction are set out in full in the Scheme Document. However, in summary, Luxfer Shareholders will be entitled to receive $17.37 in cash (Cash Consideration) for each Luxfer Share they own at the Scheme Record Time.

4	When is the Transaction likely to take place?

The Transaction is currently expected to take effect in the fourth quarter of 2026, subject to receipt of the relevant approvals in connection with the Scheme and the satisfaction of various conditions set out in the Scheme Document. An expected timeline of key events is available in the Scheme Document.

5	How the Transaction will affect your SIP Shares

5.1	SIP Shares fall into the following categories:

5.1.1	Partnership Shares, which are Luxfer Shares which were purchased by the SIP Trustee on your behalf after every six-month accumulation period using contributions made by you out of your pre-tax salary each month;

5.1.2	Matching Shares, which are Luxfer Shares which were awarded to you for free on a “matching” basis to each Partnership Share you bought; and

5.1.3	Dividend Shares, which are Luxfer Shares acquired by the SIP Trustee on your behalf using dividends paid in respect of your SIP Shares which are held in the SIP.

5.2	The SIP will continue to operate in the ordinary course until the earlier of (i) completion of the Transaction or (ii) the end of the Current Accumulation Period. You are free to stop or reduce your monthly contributions to the SIP. However, please note that Luxfer has resolved that no increase to your monthly contributions will be permitted as this may result in the loss of tax relief on withdrawal from the SIP Trust of any additional SIP Shares which you acquire as a result of any increase.

5.3	If the Transaction completes, the SIP Trustee will participate in the Scheme in the same way as other Luxfer Shareholders which means that any SIP Shares that are held by the SIP Trustee on your behalf in the SIP Trust as at the Scheme Record Time will automatically be acquired by the Buyer under the terms of the Transaction. In return you will receive the Cash Consideration in accordance with the terms set out in the Scheme Document.

5.4	The Cash Consideration will be paid to you as soon as practicable after the Transaction completes. You do not need to take any further action in this regard, other than checking that your bank details are correct within www.equateplus.com.

5.5	Appendix 2 to this letter contains FAQs with further details on how the Transaction will affect your SIP Shares, including the expected tax treatment.

5.6	If the Transaction does not complete for any reason, your SIP Shares will continue to be held on your behalf in the SIP Trust subject to the SIP rules. Any voting instructions you have given to the SIP Trustee will be disregarded.

6	Suspension of salary deductions and termination of the SIP

6.1	Ordinarily, at the end of the Current Accumulation Period, you would be entitled to purchase SIP Shares with your savings accumulated during the Current Accumulation Period.

6.2	However, the current timing of the Transaction means that it is likely that the Effective Time will occur very close to or shortly after the end of the Current Accumulation Period (due to end on 25 November 2026). If this occurs, there will be insufficient time for Luxfer and the SIP Trustee to arrange to allocate your additional SIP Shares prior to the Effective Time.

6.3	To address this, Luxfer has resolved to end the Current Accumulation Period one month early – i.e. shortly after your October 2026 salary deductions have been processed. This will allow you to purchase additional SIP Shares using the savings you have made during the first five months of the Current Accumulation Period, and importantly, ahead of the Effective Time so that these new SIP Shares can also be purchased as part of the Transaction.

6.4	All further salary deductions after the early termination of the Current Accumulation Period shall be suspended, and no new accumulation periods will be commenced unless and until it becomes clear that the Transaction will not proceed. Assuming that the Transaction does proceed, the SIP will be terminated pursuant to the SIP rules immediately prior to or at the Effective Time.

7	Transfer and trade freeze

7.1	In order to ensure the smooth processing of the Transaction, there will be a transfer freeze enabled on your Equate Plus account from 9pm UK time, 11 November 2026.

7.2	There will also be a Trade freeze enabled on your Equate Plus account from 8pm UK time, 13 November 2026. A web banner will be visible on your EquatePlus account to advise of the freeze.

7.3	Any outstanding transfers or limit orders as at 17 November 2026 will be cancelled, and you will be notified by email.

8	What if you have questions?

8.1	If you have any questions in relation to the impact of the Transaction on your SIP Shares or the termination of the Current Accumulation Period or the SIP, please contact the SIP Trustee on +44 (0) 370 707 1853. Lines are open 24 hours a day, Monday to Friday (excluding public holidays in England and Wales).

8.2	You should note that none of the SIP Trustee, Luxfer or the Buyer, or any of their employees, can provide legal, tax, financial or investment advice on the Transaction.

8.3	If you are in any doubt as to the contents of this letter or the action you should take, you are recommended to seek your own independent financial advice immediately from a stockbroker, bank manager, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 (as amended from time to time), if you are resident in the United Kingdom, or from another appropriately authorised independent financial adviser if you are taking advice in a territory outside the United Kingdom.

Appendix 1
A brief explanation of some definitions

“Buyer” means Double Eagle Acquisition Buyer, Inc;

“Business Day” means a day (other than a Saturday, Sunday or public or bank holiday) on which clearing banks in London are generally open for normal business;

“Court” means the High Court of Justice in England and Wales;

"Effective Date" means the date on which the Scheme becomes effective at the Effective Time;

“Effective Time” means the time at which the Court order sanctioning the Scheme has been delivered to the Registrar of Companies and the Scheme becomes effective in accordance with its terms;

“General Meeting” means the meeting of Luxfer Shareholders to approve:

●	the special resolution to (i) authorise the Luxfer Directors to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect and (ii) amend the articles of association of Luxfer by the adoption and inclusion of a new article; and

●	the ordinary resolution to approve, on a non-binding, advisory basis, the golden parachute compensation that may become payable to certain Luxfer executive officers in connection with the completion of the Transaction, as disclosed in the Scheme Document.

“Luxfer" means Luxfer Holdings PLC, a company incorporated in England and Wales with registered number 03690830;

“Luxfer Directors” means the directors of Luxfer as at the date of this letter;

“Luxfer Group” means Luxfer and its subsidiaries and subsidiary undertakings from time to time;

“Luxfer Share Plans” means the SIP and any other share plans in the Luxfer Group, as amended from time to time;

“Luxfer Shareholders” means the registered holders of Luxfer Shares from time to time;

“Luxfer Shares” means ordinary shares of £0.50 each in the capital of Luxfer;

“Scheme” means the procedure by which the Buyer will become the holder of the entire issued and to be issued ordinary share capital of Luxfer;

“Scheme Document” means the Proxy Statement setting out the terms of the Scheme dated 17 September 2026 sent to Luxfer Shareholders;

“Scheme Meeting” means the meeting of the "Scheme Shareholders" (as defined in the Scheme Document) convened with the permission of the Court, for the purpose of considering and, if thought fit, approving the Scheme;

“Scheme Record Time” means 6:00 p.m. (London time) on the Business Day immediately prior to the Effective Date;

“SIP” means the Luxfer Share Incentive Plan established on 26 September 2013, as amended from time to time;

“SIP Shares” means the Luxfer Shares held under the SIP by the SIP Trustee;

“SIP Trust” means the trust established for which the trustee is the SIP Trustee;

“SIP Trustee” means Computershare Trustees Limited acting as trustee of the SIP; and

“Transaction” means the proposed acquisition of the entire issued and to be issued ordinary share capital of Luxfer by the Buyer, to be effected by the Scheme.

Appendix 2

FAQs

This Appendix 2 does not constitute tax, legal, investment or financial advice and the treatment of your SIP Shares will depend on your particular individual circumstances. If you have any questions about your tax, financial and/or legal position, you are strongly advised to take independent legal, financial and/or tax advice.

1	How do I know how many SIP Shares I have?

1.1	You can access information about your SIP Shares via EquatePlus.

2	Will I pay income tax and National Insurance contributions on the sale of my SIP Shares to the Buyer?

2.1	You should not have to pay any income tax or National Insurance contributions when you sell your SIP Shares to the Buyer under the Transaction.

2.2	If the SIP Trustee is holding any residual cash savings balance for you at the Scheme Record Time (being amounts deducted from your salary which have not yet been used to acquire Luxfer Shares), the cash will be returned to you as soon as practicable after the termination of the SIP, subject to such deductions as are required by law, including for income tax and employee National Insurance contributions, and no SIP Shares will be purchased with these savings.

2.3	If the SIP Trustee is holding any residual dividend cash balance for you, the cash will be paid to you as soon as practicable after the Transaction has completed. Income tax may be payable to the extent the payment exceeds your annual dividend allowance in the relevant tax year. For the 2026/2027 tax year, the dividend allowance is £500. You must report the dividends you receive to HMRC on your self-assessment tax return, if your total dividend income exceeds the dividend allowance.

2.4	The above assumes you are resident solely in the United Kingdom at all relevant times. If you are, or have been, an international assignee and worked in more than one country, or you are liable to pay tax in any other jurisdiction for any reason, your tax position may be different to that described above. The above does not constitute tax advice and the tax treatment will depend on your particular individual circumstances. If you have any questions about your tax position, you are strongly advised to take independent financial and/or tax advice.

3	Will I have to pay Capital Gains Tax?

You are not expected to have to pay any Capital Gains Tax when you sell your SIP Shares to the Buyer under the Transaction, as your SIP Shares will be sold directly out of the SIP Trust to the Buyer.

4	When will I receive the money?

The Cash Consideration due to you will be paid to you as soon as practicable after the Transaction completes and the Buyer has paid Luxfer Shareholders the money for the Transaction. The proceeds will be sent to your bank account details held within www.equateplus.com. Please ensure your bank account details are up to date or add them if they are missing.

5	Will the SIP continue to operate if the Transaction doesn't take effect?

Yes. If the Transaction does not take effect, the SIP will not be terminated and a new accumulation period will be opened so that contributions can be resumed. You will be notified separately with further information if the Transaction does not complete and the SIP continues to operate.

6	Will the SIP continue to operate if the Transaction takes effect?

No, the SIP will be terminated with effect from immediately prior to or at the Effective Time and the SIP will not continue.

7	What if I participate in other Luxfer Share Plans?

If you also participate in any other Luxfer Share Plans, you will receive separate letters about the effect of the Transaction on your other options or awards. Please also read those letters carefully as the treatment may be different from the SIP.

8	What if I leave employment with the Luxfer Group before the Transaction completes?

8.1	If you leave the Luxfer Group before the Transaction completes, you cannot continue to participate in the SIP and you will have to withdraw your SIP Shares from the SIP Trust.

8.2	The way in which your SIP Shares will be treated if you leave employment is set out in the SIP and will depend on (i) the type of SIP Shares you hold; (ii) how long you have held those SIP Shares; (iii) the value of the SIP Shares at the time you cease employment with the Luxfer Group and (iv) whether you are treated as a good leaver.

8.3	If you leave employment as a good leaver, there should not be any income tax or National Insurance contributions to pay when those SIP Shares are transferred to you or sold by the SIP Trustee. If the Transaction proceeds, those shares will still be acquired by the Buyer and you may have to pay Capital Gains Tax on any gain you make on that sale.

8.4	If you leave employment and you are not a good leaver:

8.4.1	you may have to pay income tax and National Insurance contributions on the value of your Partnership Shares and Dividend Shares which are transferred to you or sold by the SIP Trustee. The amount of income tax and National Insurance contributions that you will pay will depend on how long the relevant SIP Shares have been held in the SIP and your personal circumstances;

8.4.2	you may have to pay income tax and National Insurance contributions on the value of any Matching Shares which you have held for at least three years which are transferred to you or sold by the SIP Trustee. The amount of income tax and National Insurance contributions that you will pay will depend on how long the relevant SIP Shares have been held in the SIP and your personal circumstances; and

8.4.3	any Matching Shares you have held for less than three years will be forfeited.

8.5	You will be treated as a good leaver if you leave by reason of:

8.5.1	your death, injury or disability;

8.5.2	your redundancy;

8.5.3	your retirement;

8.5.4	the transfer of your employment under the Transfer of Undertakings (Protection of Employment) Regulations 2006; and/or

8.5.5	an event that causes an “associated company” (within the meaning of the applicable tax legislation) by which you are employed to cease to be an associated company.

Additional Information and Where to Find It

On September 17, 2026, in connection with the proposed transaction between Luxfer and Wynnchurch, Luxfer filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement on Schedule 14A. Additionally, Luxfer may file other relevant materials with the SEC in connection with the proposed transaction. INVESTORS AND SECURITYHOLDERS OF LUXFER ARE URGED TO READ THE PROXY STATEMENT (WHICH INCLUDES NOTICES CONVENING THE SCHEME MEETING AND THE GENERAL MEETING OF LUXFER’S SHAREHOLDERS TO BE CONVENED IN CONNECTION WITH THE SCHEME OF ARRANGEMENT, AND AN EXPLANATORY STATEMENT IN RESPECT OF THE SCHEME OF ARRANGEMENT OF LUXFER, IN ACCORDANCE WITH THE REQUIREMENTS OF THE U.K. COMPANIES ACT 2006) AND ANY OTHER RELEVANT MATERIALS FILED OR THAT WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE MATERIALS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. The definitive version of the proxy statement is being mailed or otherwise made available to Luxfer’s securityholders. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the proposed Transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge on EDGAR at www.sec.gov, on the investor relations page of the Company’s website at https://www.luxfer.com/investors, or by contacting the Company’s investor relations department at Investor.Relations@Luxfer.com.

Participants in the Solicitation

Luxfer and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Luxfer’s shareholders in respect of the transaction. Information about Luxfer’s directors and executive officers is set forth in the proxy statement for Luxfer’s 2026 Annual General Meeting, which was filed with the SEC on April 30, 2026. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including with respect to the proposed acquisition of Luxfer, and readers are cautioned not to place undue reliance on such statements. Such forward-looking statements include, but are not limited to, the ability of Wynnchurch and Luxfer to complete the transactions contemplated by the transaction agreement, including statements about the transaction, statements about the expected timetable for completing the transaction, Luxfer’s beliefs and expectations and statements about the benefits sought to be achieved in the proposed acquisition, and the potential effects of the acquisition on Luxfer. These statements are based upon the current beliefs and expectations of Luxfer’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, uncertainties as to the timing of the proposed transaction; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the proposed transaction contained in the transaction agreement may not be satisfied or waived (including, but not limited to, the failure to obtain shareholder approval and the failure to obtain the sanction of the High Court of Justice in England and Wales); the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; the effects of disruption from the transactions contemplated by the transaction agreement and the impact of the announcement and pendency of the transactions on Luxfer’s business, including its ability to retain and hire key personnel and maintain relationships with customers; the risk that any announcements relating to the transaction could have adverse effects on the market price of Luxfer’s ordinary shares; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk that shareholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and other risks related to Luxfer’s business.

Luxfer undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Luxfer’s Annual Report on Form 10-K for the year ended December 31, 2025 and Luxfer’s other filings with the SEC.